Exhibit 99.4

Unaudited Pro Forma Condensed Combined Balance Sheet
As of August 31, 2016

Assets	UBI	Nova	Pro forma adjustments	Pro forma
				combined

Cash and cash equivalents Prepaid expenses	$ -	$ 3,160		$ 3,160

Property and equipment, net		13,260	-	13,260

Goodwill	-	-	5,108,056	5,108,056
Total assets	$ -	$ 16,420		$ 5,124,476
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	$ 68,419	$ -	-	$ 68,419
Advances from stockholder	26,981	46,334	-	73,315
Bank Overdraft	1,202	-	-	1,202
Note payable - related party	50,000	-	-	50,000
Total current and total liabilities	146,602	46,334	-	192,936
Total stockholders' deficit	(146,602	(29,914)	5,108,056	4,931,540
Total liabilities and stockholders' deficit	$ -	$ 16,420		$ 5,124,476

Unaudited Pro Forma Condensed Income Statement for the year ended August 31,2016

Operating expenses	UBI	Nova	Pro forma adjustments	Pro forma
combined
	$ 13,079	$ 750,698		$ 764,777

Net loss	$ 13,079	$ 750,698	-	$ 763,777